UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

AXSOME THERAPEUTICS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

05464T104

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05464T104

1.	Name of Reporting Persons Venrock Healthcare Capital Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G/A is being filed by (i) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-III”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Nimish Shah (“Shah”) and Bong Koh (“Koh” and together with VHCP-II, VCHCP-II Co-Invest, VHCP-III, VCHCP-III Co-Invest, VHCPM-II, VHCPM-III and Shah, the “Reporting Persons).”

CUSIP No. 05464T104

1.	Name of Reporting Persons VHCP Co-Investment Holdings II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G/A is being filed by (i) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-III”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Nimish Shah (“Shah”) and Bong Koh (“Koh” and together with VHCP-II, VCHCP-II Co-Invest, VHCP-III, VCHCP-III Co-Invest, VHCPM-II, VHCPM-III and Shah, the “Reporting Persons).”

CUSIP No. 05464T104

1.	Name of Reporting Persons Venrock Healthcare Capital Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G/A is being filed by (i) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-III”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Nimish Shah (“Shah”) and Bong Koh (“Koh” and together with VHCP-II, VCHCP-II Co-Invest, VHCP-III, VCHCP-III Co-Invest, VHCPM-II, VHCPM-III and Shah, the “Reporting Persons).”

CUSIP No. 05464T104

1.	Name of Reporting Persons VHCP Co-Investment Holdings III, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G/A is being filed by (i) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-III”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Nimish Shah (“Shah”) and Bong Koh (“Koh” and together with VHCP-II, VCHCP-II Co-Invest, VHCP-III, VCHCP-III Co-Invest, VHCPM-II, VHCPM-III and Shah, the “Reporting Persons).”

CUSIP No. 05464T104

1.	Name of Reporting Persons VHCP Management II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G/A is being filed by (i) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-III”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Nimish Shah (“Shah”) and Bong Koh (“Koh” and together with VHCP-II, VCHCP-II Co-Invest, VHCP-III, VCHCP-III Co-Invest, VHCPM-II, VHCPM-III and Shah, the “Reporting Persons).”

CUSIP No. 05464T104

1.	Name of Reporting Persons VHCP Management III, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G/A is being filed by (i) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-III”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Nimish Shah (“Shah”) and Bong Koh (“Koh” and together with VHCP-II, VCHCP-II Co-Invest, VHCP-III, VCHCP-III Co-Invest, VHCPM-II, VHCPM-III and Shah, the “Reporting Persons).”

CUSIP No. 05464T104

1.	Name of Reporting Persons Shah, Nimish

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G/A is being filed by (i) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-III”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Nimish Shah (“Shah”) and Bong Koh (“Koh” and together with VHCP-II, VCHCP-II Co-Invest, VHCP-III, VCHCP-III Co-Invest, VHCPM-II, VHCPM-III and Shah, the “Reporting Persons).”

CUSIP No. 05464T104

1.	Name of Reporting Persons Koh, Bong

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G/A is being filed by (i) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”), Venrock Healthcare Capital Partners III, L.P. (“VHCP-III”), VHCP Co-Investment Holdings III, LLC (“VHCP-III Co-Invest”), VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-III”), VHCP Management III, LLC, the general partner of VHCP-III and the manager of VHCP-III Co-Invest (“VHCPM-III”), Nimish Shah (“Shah”) and Bong Koh (“Koh” and together with VHCP-II, VCHCP-II Co-Invest, VHCP-III, VCHCP-III Co-Invest, VHCPM-II, VHCPM-III and Shah, the “Reporting Persons).”

CUSIP No. 05464T104

Introductory Note: This Schedule 13G/A is filed on behalf of (i) Venrock Healthcare Capital Partners II, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP II”), VHCP Co-Investment Holdings II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP-II Co-Invest”), Venrock Healthcare Capital Partners III, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP-III”), VHCP Co-Investment Holdings III, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP-III Co-Invest”), VHCP Management II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCPM-II”), VHCP Management III, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCPM-III”), Nimish Shah (“Shah”) and Bong Koh (“Koh” and together with VHCP-II, VCHCP-II Co-Invest, VHCP-III, VCHCP-III Co-Invest, VHCPM-II, VHCPM-III and Shah, the “Reporting Persons”) in respect of Common Stock of Axsome Therapeutics, Inc.

Item 1.

(a)	Name of Issuer Axsome Therapeutics, Inc.
(b)	Address of Issuer’s Principal Executive Offices 200 Broadway, 3rd Floor New York, NY 10038

Item 2.

(a)

Name of Person Filing
Venrock Healthcare Capital Partners II, L.P.

VHCP Co-Investment Holdings II, LLC

Venrock Healthcare Capital Partners III, L.P.

VHCP Co-Investment Holdings III, LLC

VHCP Management II, LLC

VHCP Management III, LLC

Nimish Shah

Bong Koh

(b)	Address of Principal Business Office or, if none, Residence

	New York Office:	Palo Alto Office:

	7 Bryant Park	3340 Hillview Avenue
	23rd Floor	Palo Alto, CA 94304
New York, NY 10018
(c)	Citizenship All of the Venrock Entities were organized in Delaware. The individuals are both United States citizens.
(d)	Title of Class of Securities Common Stock
(e)	CUSIP Number 05464T104

CUSIP No. 05464T104
Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	Not applicable

Item 4.	Ownership

	(a)	Amount beneficially owned as of December 31, 2022:
			Venrock Healthcare Capital Partners II, L.P.	0
			VHCP Co-Investment Holdings II, LLC	0
			Venrock Healthcare Capital Partners III, L.P.	0
			VHCP Co-Investment Holdings III, LLC	0
			VHCP Management II, LLC	0
			VHCP Management III, LLC	0
			Nimish Shah	0
			Bong Koh	0

	(b)	Percent of class as of December 31, 2022:
			Venrock Healthcare Capital Partners II, L.P.	0.0%
			VHCP Co-Investment Holdings II, LLC	0.0%
			Venrock Healthcare Capital Partners III, L.P.	0.0%
			VHCP Co-Investment Holdings III, LLC	0.0%
			VHCP Management II, LLC	0.0%
			VHCP Management III, LLC	0.0%
			Nimish Shah	0.0%
			Bong Koh	0.0%

	(c)	Number of shares as to which the person has, as of December 31, 2022:
		(i)	Sole power to vote or to direct the vote
			Venrock Healthcare Capital Partners II, L.P.	0
			VHCP Co-Investment Holdings II, LLC	0
			Venrock Healthcare Capital Partners III, L.P.	0
			VHCP Co-Investment Holdings III, LLC	0
			VHCP Management II, LLC	0
			VHCP Management III, LLC	0
			Nimish Shah	0
			Bong Koh	0

(ii)	Shared power to vote or to direct the vote
	Venrock Healthcare Capital Partners II, L.P.	0
	VHCP Co-Investment Holdings II, LLC	0
	Venrock Healthcare Capital Partners III, L.P.	0
	VHCP Co-Investment Holdings III, LLC	0
	VHCP Management II, LLC	0
	VHCP Management III, LLC	0
	Nimish Shah	0
	Bong Koh	0

(iii)	Sole power to dispose or to direct the disposition of
	Venrock Healthcare Capital Partners II, L.P.	0
	VHCP Co-Investment Holdings II, LLC	0
	Venrock Healthcare Capital Partners III, L.P.	0
	VHCP Co-Investment Holdings III, LLC	0
	VHCP Management II, LLC	0
	VHCP Management III, LLC	0
	Nimish Shah	0
	Bong Koh	0

(iv)	Shared power to dispose or to direct the disposition of
	Venrock Healthcare Capital Partners II, L.P.	0
	VHCP Co-Investment Holdings II, LLC	0
	Venrock Healthcare Capital Partners III, L.P.	0
	VHCP Co-Investment Holdings III, LLC	0
	VHCP Management II, LLC	0
	VHCP Management III, LLC	0
	Nimish Shah	0
	Bong Koh	0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 05464T104

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

Venrock Healthcare Capital Partners II, L.P.			Venrock Healthcare Capital Partners III, L.P.

By:	VHCP Management II, LLC		By:	VHCP Management III, LLC
Its:	General Partner		Its:	General Partner

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

VHCP Co-Investment Holdings II, LLC			VHCP Co-Investment Holdings III, LLC

By:	VHCP Management II, LLC		By:	VHCP Management III, LLC
Its:	Manager		Its:	Manager

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

VHCP Management II, LLC			VHCP Management III, LLC

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

Nimish Shah			Bong Koh

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	David L. Stepp, as attorney-in-fact			David L. Stepp, as attorney-in-fact

Venrock Opportunities Fund, L.P.			Venrock Opportunities Management, LLC

By:	Venrock Opportunities Management, LLC		By:	/s/ David L. Stepp
Its:	General Partner			Name:	David L. Stepp
				Its:	Authorized Signatory
By:	/s/ David L. Stepp
	Name:	David L. Stepp
	Its:	Authorized Signatory

CUSIP No. 05464T104

EXHIBITS

A: Joint Filing Agreement (incorporated by reference to Exhibit A to Schedule 13G filed January 28, 2019)

B: Power of Attorney for Nimish Shah (incorporated by reference to Exhibit B to Schedule 13G filed January 28, 2019)

C: Power of Attorney for Bong Koh (incorporated by reference to Exhibit C to Schedule 13G filed January 28, 2019)